Filed pursuant to Rule 433
Registration Statement No. 333-148982

This press release will be used with Zion’s company information packages

ZION OIL ANNOUNCES INITIAL CLOSING OF FOLLOW-ON OFFERING AND EXTENDS TERMINATION DATE

SUBSCRIPTIONS STILL BEING ACCEPTED

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Dallas, Texas and Caesarea, Israel - October 16, 2008 - Zion Oil & Gas, Inc. (Amex: ZN), announced today that it received subscriptions on or before October 11, 2008 in excess of the minimum number of units required to conduct an initial closing. An initial closing is scheduled to take place on October 21, 2008. As the minimum subscriptions in order to close were received by October 11, 2008, Zion has withdrawn the recently filed post effective amendment which was filed to extend the minimum raise date and the final termination date.

Pursuant to the original terms of the offering, Zion is also extending the offering termination date. The offering will remain open until the earlier of: (i) January 9, 2009, (ii) the date on which a total of 2,500,000 Units have been subscribed and accepted, or (iii) such date as announced by the Company on no less than two trading days' prior notice.

As detailed in its registration statement, Zion is raising funds in order to pursue its planned multi-well drilling program. Depending on actual amounts raised, Zion intends to carry out the following work program: drill Zion's second well, on Zion's Joseph License, to the Triassic Formation (down to a depth of 15,400 feet) and / or to the Permian Formation (down to a depth of 18,040 feet), drill a test well on Zion's Asher-Menashe License to the Triassic Formation and, if appropriate, the Permian Formation and prepare for the drilling of an additional well on either its Joseph or Asher-Menashe License.

Zion's common stock trades on the American Stock Exchange under the symbol ZN.

Before you invest, Zion’s registration statement (including a prospectus) to which this communication relates should be read along with the other documents it has filed with the SEC, for more complete information about Zion Oil & Gas and its offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Zion Oil & Gas or its underwriter will arrange to send you the prospectus if you request it by calling toll free 1-888-TX1-ZION (1-888-891-9466). Direct links to the SEC location, or to the documents in PDF, may be found on the home page of Zion Oil & Gas, at www.zionoil.com.

Zion Oil & Gas, Inc., a Delaware corporation, explores for oil and gas in Israel in areas located onshore between Tel-Aviv and Haifa. It currently holds two petroleum exploration licenses, the Joseph and Asher-Menashe Licenses, between Netanya on the south and Haifa on the north, covering a total of approximately 162,000 acres.

FORWARD LOOKING STATEMENTS: Statements in this press release that are not historical fact, including statements regarding the future effectiveness of Zion’s registration statement, matters regarding the offering and closings thereof, Zion's planned operations, potential results thereof and plans contingent thereon, including selection of potential drilling targets and locations, are forward-looking statements as defined in the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on assumptions that are subject to significant known and unknown risks, uncertainties and other unpredictable factors, many of which are described in Zion’s periodic reports filed with the SEC and are beyond Zion’s control. These risks could cause Zion’s actual performance to differ materially from the results predicted by these forward-looking statements. Zion can give no assurance that the expectations reflected in these statements will prove to be correct and assumes no responsibility to update these statements.

Zion’s homepage may be found at: www.zionoil.com

Contact:

Brittany Russell
Zion Oil & Gas, Inc.
6510 Abrams Rd., Suite 300
Dallas, TX 75231
(1) 214-221-4610
Email: dallas@zionoil.com